CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Buffered Return Enhanced Notes due 2015	$2,067,000	$281.94

September 2013 Pricing Supplement No. 1,062 Registration Statement No. 333-178081 Dated September 11, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities
The Buffered Return Enhanced Notes, which we refer to as the securities, are unsecured obligations of Morgan Stanley, will pay no interest, do not guaranteed any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and prospectus, as supplemented or modified by this document.  At maturity, if the underlying commodity has appreciated in value, investors will receive the stated principal amount of their investment plus upside performance of the underlying commodity, subject to the maximum payment at maturity.  If the underlying commodity has depreciated in value, but the underlying commodity has not declined by more than the specified buffer amount, the securities will redeem for par.  However, if the underlying commodity has declined by more than the buffer amount, investors will lose 1.1111% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.  The securities are for investors who seek a gold-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that in each case apply to a limited range of performance of the underlying commodity.  The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,067,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	September 11, 2013
Original issue date:	September 16, 2013 (3 business days after the pricing date)
Maturity date:	March 16, 2015
Underlying commodity:	Gold
Payment at maturity:
If the final commodity price is greater than the initial commodity price:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final commodity price is less than or equal to the initial commodity price but greater than or equal to $1,227.375, which is equal to 90% of the initial commodity price, meaning the price has declined by an amount less than or equal to the buffer amount of 10%:
$1,000
If the final commodity price is less than $1,227.375, which is equal to 90% of the initial commodity price, meaning the price has declined by an amount greater than the buffer amount of 10%:
$1,000 + [$1,000 x (commodity percent change + 10%) x downside factor]
This amount will be less than the stated principal amount of $1,000 and could be zero.

Buffer amount:	10%
Maximum payment at maturity:	$1,158 per security (115.80% of the stated principal amount)
Leveraged upside payment:	$1,000 x commodity percent change x leverage factor
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Leverage factor:	158%
Downside factor:	1.1111
Initial commodity price:	$1,363.75, which is the commodity price on the pricing date
Final commodity price:	The commodity price on the valuation date
Commodity price:
On any day, the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such date.
Reuters, Bloomberg and various other third party sources may report prices of the underlying commodity.  If any such reported price differs from that as published by the relevant exchange for the underlying commodity, the price as published by such relevant exchange will prevail.

Valuation date:	March 11, 2015, subject to postponement for non-trading days and certain market disruption events
CUSIP / ISIN:	61762GAE4 / US61762GAE44
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$984.00 per security. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company(3)
Per security	100%	1.25%	98.75%
Total	$2,067,000	$25,837.50	$2,041,162.50
(1)   J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.25% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase securities from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 98.75% of the stated principal amount per security and will forgo any sales commission with respect to such sales.
(2)  Please see “Supplemental information concerning plan of distribution; conflicts of interest” in these preliminary terms for information about fees and commissions.
(3)  See “Use of proceeds and hedging” on page 15.
The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 7.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Securities” at the end of this document.

Prospectus Supplement for PLUS dated August 17, 2012       Prospectus dated November 21, 2011

Morgan Stanley

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

Investment Summary

Buffered Return Enhanced Notes With Downside Factor
Principal at Risk Securities

The Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015 (the “securities”) offer 158% leveraged upside, subject to the maximum payment at maturity.  Investors can use the securities:

▪	To gain access to the underlying commodity and potentially provide a measure of diversification of underlying asset class exposure, subject to the credit risk of the issuer

▪	As an alternative to direct exposure to the underlying commodity that enhances returns for a certain range of positive performance of the price of the underlying commodity

▪
To achieve similar levels of upside exposure to the price of the underlying commodity as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor

▪	To obtain a buffer against a specified level of negative performance in the price of the underlying commodity and protect a specified portion of the invested principal against negative performance

Maturity:	Approximately 1 year and 6 months
Leverage factor:	158%
Maximum payment at maturity:	$1,158 per security (115.80% of the stated principal amount)
Buffer amount:	10%
Downside factor:	1.1111
Minimum payment at maturity:	None. You may lose your entire initial investment in the securities.
Coupon:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000.  We estimate that the value of each security on the pricing date is $984.00.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to the implied interest rate at which our conventional fixed rate debt trades in the secondary market (the “secondary market credit spread”).

What determines the economic terms of the securities?

In determining the economic terms of the securities, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more terms of the securities, such as the buffer amount, the maximum payment at maturity, the leverage factor or the downside factor, would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a

September 2013	Page 2

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

September 2013	Page 3

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

Key Investment Rationale

Buffered Return Enhanced Notes offer leveraged exposure to the underlying commodity, while providing limited protection against negative performance of the underlying commodity.  Once the commodity price has decreased by more than a specified buffer amount, investors are exposed to the negative performance of the underlying commodity.  At maturity, if the underlying commodity has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying commodity, subject to the maximum payment at maturity.  At maturity, if the underlying commodity has depreciated and (i) if the commodity price has not declined by more than the specified buffer amount, the securities will redeem for par or (ii) if the commodity price has declined by more than the buffer amount, the investor will lose 1.1111% for every 1% decline beyond the specified buffer amount.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the underlying commodity.
Upside Scenario
The price of gold increases and, at maturity, the securities redeem for the stated principal amount of $1,000 plus 158% of the commodity percent change, subject to a maximum payment at maturity of $1,158 per security (115.80% of the stated principal amount).

Par Scenario	The price of gold remains unchanged or declines by an amount less than or equal to the buffer amount of 10% and, at maturity, the securities redeem for the stated principal amount of $1,000.
Downside Scenario
The price of gold declines by an amount greater than the buffer amount of 10% and, at maturity, the securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease below the buffer amount of 10% times the downside factor of 1.1111 (e.g., if the price of gold declines by 20%, the securities will redeem for $888.89, or 88.889% of the stated principal amount).  There is no minimum payment at maturity on the securities.

September 2013	Page 4

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

How the Securities Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	158%
Buffer amount:	10%
Downside factor:	1.1111
Maximum payment at maturity:	$1,158 (115.80% of the stated principal amount)
Minimum payment at maturity:	None

How it works

▪
Upside Scenario.  If the final commodity price is greater than the initial commodity price, investors will receive the $1,000 stated principal amount plus 158% of the increase in the price of gold over the term of the securities, subject to the maximum payment at maturity.  Under the terms of the securities, an investor will realize the maximum payment at maturity at a final commodity price of 110% of the initial commodity price.

▪    If the price of gold increases 5%, investors would receive a 7.9% return, or $1,079 per security.

▪    If the price of gold increases 15%, investors would receive only the maximum payment at maturity of 115.80% of the stated principal amount, or $1,158 per security.

▪
Par Scenario. If the final commodity price is less than or equal to the initial commodity price but has decreased from the initial commodity price by an amount less than or equal to the buffer amount of 10%, investors will receive the stated principal amount of $1,000 per security.

September 2013	Page 5

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

▪
Downside Scenario. If the final commodity price is less than the initial commodity price and has decreased from the initial commodity price by an amount greater than the buffer amount of 10%, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease beyond the buffer amount of 10% times the downside factor of 1.1111.  There is no minimum payment at maturity on the securities.

▪
For example, if the price of the underlying commodity depreciates 40%, investors would lose 33.333% of their principal and receive only $666.67 per security at maturity, or 66.667% of the stated principal amount.

Hypothetical Total Return at Maturity
The following table illustrates the hypothetical total return at maturity on the securities.  The “total return” as used in this document is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount security to $1,000.  The hypothetical total returns set forth below reflect the buffer amount of 10%, the downside factor of 1.1111, the leverage factor of 158% and the maximum payment at maturity of $1,158 per security and assume an initial commodity price of $1,400.  The actual initial commodity price is set forth on the cover page of this document.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the securities.

Final Commodity Price	Commodity Percent Change	Payment on Securities (per $1,000)	Total Return on Securities
$2,800	100.00%	$1,158.00	15.80%
$2,520	80.00%	$1,158.00	15.80%
$2,240	60.00%	$1,158.00	15.80%
$1,960	40.00%	$1,158.00	15.80%
$1,820	30.00%	$1,158.00	15.80%
$1,680	20.00%	$1,158.00	15.80%
$1,540	10.00%	$1,158.00	15.80%
$1,470	5.00%	$1,079.00	7.90%
$1,400	0.00%	$1,000.00	0.00%
$1,330	-5.00%	$1,000.00	0.00%
$1,260	-10.00%	$1,000.00	0.00%
$1,120	-20.00%	$888.89	-11.11%
$840	-40.00%	$666.67	-33.33%
$560	-60.00%	$444.45	-55.55%
$280	-80.00%	$222.23	-77.77%
$0	-100.00%	$0	-100.00%

September 2013	Page 6

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪
The securities do not pay interest or guarantee the return of any of your principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee any return of principal at maturity.  If the final commodity price has declined by an amount greater than the buffer amount of 10% from the initial commodity price, you will receive for each security that you hold a payment at maturity that is less than the stated principal amount of each security by an amount proportionate to the decline in the price of the underlying commodity below 90% of the initial commodity price times the downside factor of 1.1111.  As there is no minimum payment at maturity on the securities, you could lose your entire initial investment.

▪
The appreciation potential of the securities is limited by the maximum payment at maturity.  The appreciation potential of the securities is limited by the maximum payment at maturity of $1,158 per security, or 115.80% of the stated principal amount.  Although the leverage factor provides 158% exposure to any increase in the final commodity price over the initial commodity price, because the payment at maturity will be limited to 115.80% of the stated principal amount for the securities, any increase in the final commodity price over the initial commodity price by more than 10% of the initial commodity price will not increase the return on the securities.

▪
Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.  The payment at maturity is linked exclusively to the price of gold and not to a diverse basket of commodities or a broad-based commodity index.  The price of gold may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of gold may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.  See “Underlying Commodity Overview” below.

▪
The price of gold may change unpredictably and affect the value of the securities in unforeseen ways.  Investments, such as the securities, linked to the price of a single commodity, such as gold, are subject to sharp fluctuations in the prices of the commodity over short periods of time for a variety of factors.

The price of gold to which the return on the securities is linked is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time.  Specific factors affecting the daily fixing price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events as well as wars and political and civil upheavals.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as South Africa, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market.  It is not possible to predict the aggregate effect of all or any combination of these factors.  See “Underlying Commodity Overview” below.

▪
There are risks relating to trading of commodities on the London Bullion Market Association.  Gold is traded on the LBMA.  The price of gold will be determined by reference to the fixing price reported by the LBMA.  The LBMA is a self-regulatory association of bullion market participants.  Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a

September 2013	Page 7

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

regulated entity.  If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected.  The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading.  For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of LBMA contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
The market price of the securities will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including the price of the underlying commodity at any time and, in particular, near the valuation date, the volatility (frequency and magnitude of changes in price) of the underlying commodity, the price and volatility of the futures contracts on the underlying commodity, trends of supply and demand for the underlying commodity, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity, interest and yield rates in the market, time remaining until the securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the price of the underlying commodity or commodities markets generally and which may affect the final commodity price of the underlying commodity and any actual or anticipated changes in our credit ratings or credit spreads.  In addition, the underlying commodity market is subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, you may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the commodity price at any time other than the valuation date.  The final commodity price will be based on the commodity price on the valuation date, subject to postponement for non-trading days and certain market disruption events.  Even if the commodity appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop.  Although the actual commodity price on the stated maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

▪
Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are

September 2013	Page 8

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time.  The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪
Legal and regulatory changes could adversely affect the return on and value of the securities.  Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts.  The CFTC adopted interim and final position limits that would have applied to a party’s combined futures, options and swaps position in any one of 28 physical commodities and economically equivalent futures, options and swaps.  These limits would have, among other things, expanded existing position limits applicable to options and futures contracts to apply to swaps and applied them across affiliated and controlled entities and accounts.  The CFTC’s position limit rules were due to take effect on October 12, 2012, but the U.S. District Court for the District of Columbia vacated the position limit rules and remanded them to the CFTC.  The CFTC has appealed the court’s decision.  If position limit rules are ultimately upheld in an appeal or if substantially similar rules are adopted and implemented by the CFTC, such rules could interfere with our ability to enter into or maintain hedge positions in instruments subject to the limits, and consequently, we may need to decide, or be forced, to sell a portion, possibly a substantial portion, of our hedge position in such underlying commodity or futures contracts on such underlying commodity or related contracts.  Similarly, other market participants would be subject to the same regulatory issues and could decide, or be required to,

September 2013	Page 9

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

sell their positions in such underlying commodity or futures contracts on such underlying commodity or related contracts.  While the effects of these or other regulatory developments are difficult to predict, if this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of such underlying commodity or futures contracts on such underlying commodity and therefore, the value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) has determined the initial commodity price, will determine the final commodity price and will calculate the amount of cash you will receive at maturity, if any.  Any of these determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price of the underlying commodity in the event of a market disruption event, may adversely affect the payout to you at maturity, if any.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the securities, including trading in the underlying commodity or forward contracts or futures contracts on the underlying commodity.  Some of our subsidiaries also trade in financial instruments related to the underlying commodity or the prices of the commodities or contracts that underlie the underlying commodity on a regular basis as part of their general commodity trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial commodity price and, therefore, could have increased the price at or above which the commodity price must be on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the commodity price on the valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, the securities could be treated as debt instruments for U.S. federal income tax purposes.  In that case, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The risk that buffered securities would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with non-buffered commodity-linked securities.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a

September 2013	Page 10

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

September 2013	Page 11

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

Underlying Commodity Overview

The price of gold to which the return on the securities is linked for any trading day is the afternoon gold fixing price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery, stated in U.S. dollars, as calculated by the London Gold Market and published by the LBMA on such day.

Underlying commodity information as of September 11, 2013:

Underlying commodity information as of September 11, 2013
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
Gold (in U.S. dollars)	GOLDLNPM	$1,363.75	$1,736.75	$1,791.75 (on 10/4/2012)	$1,192.00 (on 6/28/2013)

* The Bloomberg ticker symbol is being provided for reference purposes only.  The commodity price on any trading day will be determined based on the price published by the LBMA.

The following graph sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the period from January 1, 2008 to September 11, 2013.  The related table sets forth the published high and low commodity prices, as well as end-of-quarter commodity prices, for the underlying commodity for each quarter in the same period.  The commodity price on September 11, 2013 was $1,363.75.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying commodity should not be taken as an indication of its future performance.  The actual performance of the underlying commodity over the life of the securities and the amount payable at maturity may bear little relation to the historical levels shown below.

September 2013	Page 12

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

Gold (in U.S. dollars per troy ounce)	High ($)	Low ($)	Period End ($)
2008
First Quarter	1,011.25	833.75	933.50
Second Quarter	946.00	853.00	930.25
Third Quarter	986.00	740.75	884.50
Fourth Quarter	903.50	712.50	869.75
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,531.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter	1,693.75	1,574.00	1,598.25
Second Quarter	1,598.25	1,192.00	1,192.00
Third Quarter (through September 11, 2013)	1,419.50	1,212.75	1,363.75

September 2013	Page 12

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

Additional Information About the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.
Additional provisions:
Denominations:	$1,000 per security and integral multiples thereof
Bull market or bear market PLUS:	Bull market PLUS. See “Title of securities and the prospectus supplement” below.
Postponement of maturity date:
If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed until the second business day following that valuation date as postponed.

Title of securities and the prospectus supplement:
All references to “Buffered PLUS” or related terms in the accompanying prospectus supplement for PLUS shall be deemed to refer to Buffered Return Enhanced Notes when read in conjunction with this document.

Minimum ticketing size:	$1,000 / 1 security
Trustee:	The Bank of New York Mellon
Calculation agent:	MSCG and its successors
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪   Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus

September 2013	Page 13

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

supplement for PLUS.

The discussion in the preceding paragraphs under “Tax considerations” and the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the Agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the securities, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the underlying commodity and in futures contracts or forward contracts on the underlying commodity.  Such purchase or sale activity on or prior to the pricing date could have increased the initial commodity price, and, therefore, could have increased the price at or above which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities.  We cannot give any assurance that our hedging activities will not affect the commodity price and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan

September 2013	Page 14

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)            the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)           we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)          any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)           our interests are adverse to the interests of the purchaser or holder; and

(v)            neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering.  J.P. Morgan Securities LLC, acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of 1.25% for each security it sells.  In addition, JPMorgan Chase Bank, N.A. will purchase notes from Morgan Stanley & Co. LLC for sales to certain fiduciary accounts at a purchase price to such accounts of 98.75% of the

September 2013	Page 15

Buffered Return Enhanced Notes With Downside Factor Based on the Performance of Gold due March 16, 2015
Principal at Risk Securities

stated principal amount per security and will forgo any sales commission with respect to such sales.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Validity of the securities:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such securities will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement for PLUS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for PLUS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for PLUS dated August 17, 2012
Prospectus dated November 21, 2011

Terms used in this document are defined in the prospectus supplement for PLUS or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.
“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

September 2013	Page 12